Exhibit 2

CREST FINANCIAL LIMITED

JPMorgan Chase Tower

600 Travis, Suite 6800

Houston, Texas 77002

May 21, 2013

Dear Fellow Clearwire Stockholders:

In our letter from May 15th, Crest Financial Limited (“Crest”) explained a number of reasons why you should vote AGAINST the proposed merger (the “Sprint-Clearwire Merger”) of Clearwire Corporation (“Clearwire”) with Sprint Nextel Corporation (“Sprint”). Today’s attempt by Sprint to use an incremental increase in its offer for the acquisition of Clearwire Corporation changes nothing. The new offer price is still wholly inadequate. And Sprint’s decision to increase its offer only shows that Sprint still was unable to secure a majority of minority stockholder votes – even though Sprint attempted to pack the vote with “minority” stockholders with commercial ties to Sprint who had already agreed to vote in favor of the merger. We, the true minority stockholders, must oppose this new incremental offer.

As we explained in our letter dated May 17, 2013, it is essential for Clearwire to remain free and clear until the battle for Sprint is resolved. Clearwire is the ultimate prize in the bidding war for Sprint. Therefore, in a separate letter today, we demand that the Clearwire Board recognize this fact and work to solicit direct bids for Clearwire, rather than let Sprint divert the value of Clearwire’s assets to itself alone.

Now that Sprint’s initial unfair offer has failed, the path is clear for Clearwire to realize its full value whether by becoming the direct target of Sprint’s suitors or otherwise. We minority stockholders should reject Sprint’s inadequate incremental offer. And the Clearwire Board must then terminate the Sprint-Clearwire merger agreement to free itself to pursue all alternatives that will maximize value for all Clearwire shareholders, not just Sprint and its acquiror. In our today’s letter to the Clearwire Board, we have restated our offer to provide Clearwire with $240.0 million in convertible debt on the same terms we offered previously – terms that are more favorable than Clearwire’s existing Note Purchase Agreement with Sprint – to enable Clearwire to continue operations during this competitive bidding process.

In short, the certain rejection of Sprint’s initial offer was a critical victory, but we must remain united as minority stockholders to prevent Sprint from using its new unfair offer to divert the value of Clearwire to itself alone. It is essential to maintain Clearwire as an independent company until the contest for Sprint is decided. Only then will Clearwire know Sprint’s ultimate acquiror. And at that point, the Clearwire Board can maximize Clearwire’s value for all Clearwire stockholders pursuing all available alternatives, including by entertaining direct competing bids from DISH, SoftBank, Verizon and others, as its fiduciary duties require.

Sincerely yours,

/s/ David K. Schumacher
David K. Schumacher
General Counsel
Crest Financial Limited

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About Crest Financial Limited

Crest is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

In connection with the Sprint-Clearwire Merger, Crest and other persons (the “Participants”) have filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement has been mailed to the stockholders of Clearwire. SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL OTHER PROXY MATERIALS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS, CLEARWIRE, AND THE SPRINT-CLEARWIRE MERGER. The definitive proxy statement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement is also available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans, or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position,” or the negative of those terms or other variations of them or by comparable terminology.